UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 5, 2011

CHOICE HOTELS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13393	52-1209792
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10750 Columbia Pike, Silver Spring, Maryland 20901

(Address of Principal Executive Offices) (Zip Code)

(301) 592-5000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 5, 2011, Choice Hotels International, Inc. (the “Corporation”) entered into a Non-Competition, Non-Solicitation and Severance Benefit Agreement (the “Severance Benefit Agreement”) with Patrick Pacious, the Corporation’s Executive Vice President, Global Strategy, Distribution and Technology.

Under the Severance Benefit Agreement, if Mr. Pacious elects to terminate his employment for “good reason” or if the Company terminates the executive for any reason other than for “cause”, a “change in control”, death or “disability” (each as defined in the Severance Benefit Agreement), he is entitled to receive continued base salary for 70 weeks (the “Severance Benefit Period”). In addition, if Mr. Pacious terminates employment under the above scenarios after June 30th in any given year, he is eligible to receive a full annual bonus for that year based on actual company performance and assuming 100% achievement of his management objectives. Mr. Pacious is also eligible to receive continued medical and dental benefits during the Severance Benefit Period. The Corporation is also obligated to provide Mr. Pacious with standard outplacement services for executive-level employees during the Severance Benefit Period, subject to termination in the event he secures new employment.

In addition, any stock options and other stock awards granted after May 5, 2011 to Mr. Pacious will continue to vest and be exercisable during the Severance Benefit Period. At the end of the Severance Benefit Period any unvested awards will cease to vest and Mr. Pacious will have 90 days to exercise any stock options that are then exercisable.

As conditions to his continued receipt of the payments and benefits above, if Mr. Pacious becomes employed prior to the end of the Severance Benefit Period, the Corporation is entitled to offset the severance payments described above by the amount of any compensation earned by him as a result of new employment.

As a further condition to the continued receipt of the payments and benefits describe above, the Severance Benefit Agreement also provides for an non-compete and non-solicitation period, and a general confidentiality provision in favor of the Corporation during the Severance Benefit Period. In addition, Mr. Pacious must execute a release in favor of the Corporation, releasing it and its affiliates from any claims relating to his employment with the Corporation.

If Mr. Pacious is terminated within 12 months following a “change of control,” and such termination is by the Corporation other than for cause or by him for good reason, he is entitled to receive:

•	a lump-sum payment of 200% of his base salary and 200% of the full amount of the previous year’s annual incentive bonus (or if no bonus was paid in the prior year, the target bonus);

•	all unvested stock options, restricted stock and performance vested restricted stock units granted to him after the date of the Severance Benefit Agreement will accelerate and vest in full; and

•	an amount equal to the excise tax charged to him, if applicable, as a result of the receipt of the payments and benefits described above.

In addition, upon a change in control termination, Mr. Pacious would be subject to the non-competition and non-solicitation provisions described above, as well as the requirement to execute a release in favor of the Corporation.

Item 5.07.	Submission of Matters to a Vote of Security Holders.

The Corporation held its Annual Meeting of Stockholders on May 5, 2011 (the “Annual Meeting”). At the Annual Meeting, four proposals were submitted to, and approved by, the Corporation’s stockholders. The proposals are described in more detail in the Corporation’s definitive proxy statement filed with the Securities and Exchange Commission on March 31, 2011. The final voting results were as follows:

Proposal 1

The Corporation’s stockholders elected the following Class II directors to serve for a term ending at the 2014 Annual Meeting of Stockholders, or until their respective successors are elected and qualified. The voting results are set forth below.

	Votes For	Votes Withheld	Broker Non-Vote
Stewart Bainum, Jr.	53,853,371	255,523	2,636,513
Ervin R. Shames	53,597,804	511,090	2,636,513
Gordon A. Smith	53,735,399	373,495	2,636,513

Proposal 2

The Corporation’s stockholders approved an advisory vote on executive compensation. The voting results are set forth below.

Votes For	Votes Against	Votes Abstained	Broker Non-Vote
53,007,569	1,000,309	101,016	2,636,513

Proposal 3

The Corporation’s stockholders voted in favor of holding future advisory votes on executive compensation every year. The voting results are set forth below.

1 Year	2 Years	3 Years	Votes Abstained
52,649,980	172,920	884,591	401,357

In accordance with the voting results for Proposal 3, and consistent with the recommendation of the Board of Directors, the Corporation has determined that future advisory votes on executive compensation will be held every year. Accordingly, the next advisory vote on executive compensation will be held at the Annual Meeting of Stockholders in 2012.

Proposal 4

The Corporation’s stockholders ratified the appointment of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2011. The voting results are set forth below.

Votes For	Votes Against	Votes Abstained	Broker Non-Vote
56,607,781	108,798	28,828	0

Item 9.01.	Financial Statements and Exhibits.

The following exhibit is filed herewith:

Exhibit 10.1— Non-Competition, Non-Solicitation & Severance Benefit Agreement between the Corporation and Patrick Pacious dated May 5, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 10, 2011	Choice Hotels International, Inc.

	By:	/s/ Ronald D. Parisotto
	Name:	Ronald D. Parisotto
	Title:	Senior Vice President, General Counsel, Secretary & Chief Compliance Officer

EXHIBIT INDEX

10.1	Non-Competition, Non-Solicitation & Severance Benefit Agreement between the Corporation and Patrick Pacious dated May 5, 2011.